UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ROYAL GOLD, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement,
if other than the Registrant)
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ROYAL GOLD, INC.
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202
303/573-1660
303/595-9385 (Fax)
info@royalgold.com (E-mail)
www.royalgold.com (Web site)

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 7, 2007

* * * *

To the Stockholders of ROYAL GOLD, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Royal Gold, Inc. will be held at 9:30 a.m., on Wednesday, November 7, 2007, at the Oxford Hotel, Sage Room, 1600 Seventeenth Street, Denver, Colorado, USA, to:

1.	Elect two Class II Directors to serve until the 2010 Annual Meeting of Stockholders or until each such director’s successor is elected and qualified;

2.	Adopt an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of Common Stock from 40,000,000 to 100,000,000.

3.	Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the fiscal year ending June 30, 2008; and

4.	Transact any other business that may properly come before the meeting and any postponements or adjournments thereof.

All stockholders are cordially invited to attend the meeting; however, only stockholders of record as of the close of business on September 26, 2007, are entitled to vote at the meeting and any postponements or adjournments thereof. It is important that your shares are represented and voted at the Annual Meeting. For that reason, whether or not you expect to attend in person, please mark, sign and date the enclosed proxy and return it promptly in the enclosed envelope. You can also vote over the telephone or the Internet as described on the enclosed voting instruction form. If you do attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Karen P. Gross
Vice President & Corporate Secretary

October 15, 2007

PROXY STATEMENT
2007 ANNUAL MEETING OF STOCKHOLDERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1. ELECTION OF CLASS II DIRECTORS
DIRECTORS AND OFFICERS
MEETINGS AND COMMITTEES OF THE BOARD
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
AUDIT COMMITTEE AND RELATED MATTERS
OTHER MATTERS

ROYAL GOLD, INC.
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202
303/573-1660
303/595-9385 (Fax)
info@royalgold.com (E-mail)
www.royalgold.com (Web site)

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

General Information

This Proxy Statement is furnished to holders of Royal Gold, Inc. (the “Company”) common stock, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company, to be voted at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Wednesday, November 7, 2007, at 9:30 a.m. This Proxy Statement and the proxy card were first mailed to stockholders on or about October 16, 2007.

Stockholders Entitled to Vote

All voting rights are vested exclusively in the holders of the Company’s common stock. Only stockholders of record of the common stock, par value $0.01 (“common stock”), of the Company at the close of business on September 26, 2007 (the “record date”), are entitled to vote at the Annual Meeting and at any and all postponements and adjournments thereof. As of the record date, there were 28,972,523 shares of common stock outstanding and entitled to vote. Each share of common stock entitles the stockholder to one vote on all matters that may come before the Annual Meeting.

Voting Your Shares

Each share of common stock that you own entitles you to one vote. Your proxy card shows the number of shares of common stock that you own.

You may vote your shares by signing and returning the enclosed proxy. If you vote by proxy, the “proxy holders” (each or any of the individuals named on the proxy) will vote your shares as you instruct on the proxy. If you sign and return the proxy, but do not give instructions on how to vote your shares, your shares will be voted (1) “FOR” the election of directors as described herein under “Proposal 1 — Election of Directors,” (2) “FOR” the adoption of an amendment to the Company’s Certificate of Incorporation increasing the authorized shares of Common Stock from 40,000,000 to 100,000,000 as described herein under “Proposal 2 — Adoption of an Amendment to the Company’s Certificate of Incorporation Increasing the Authorized Shares of Common Stock,” and (3) “FOR” ratification of the appointment of the Company’s independent registered public accountants described herein under “Proposal 3 — Ratification of Appointment of Independent Registered Public Accountants.”

You may vote by telephone or by the Internet by following the telephone or Internet voting instructions that are included with your proxy card. If you vote by telephone or the Internet, you do not need to return your proxy card.

You may attend the Annual Meeting and vote in person. You will be given a ballot when you arrive. However, if your stock is held in the name of your broker, bank or another nominee, you must get a signed proxy from the broker, bank or other nominee giving you the right to vote your shares. This will be the only way we can be sure that the broker, bank or other nominee has not already voted your shares on your behalf.

Revocation of Proxy or Voting Instruction Form

You may revoke your proxy at any time before the proxy is voted at the Annual Meeting. This can be done by either submitting another properly completed proxy card with a later date, sending a written notice of revocation to the Corporate Secretary of the Company with a later date or by attending the Annual Meeting and voting in person. You should be aware that simply attending the Annual Meeting will not automatically revoke your previously submitted proxy; rather you must notify a Company representative at the Annual Meeting of your desire to revoke your proxy and vote in person. Written notice revoking a proxy should be sent to the Corporate Secretary, Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202.

Quorum and Votes Required to Approve Proposals

A majority of the outstanding shares of the Company’s common stock entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of the stockholders. Abstentions and “broker non-votes” will be counted as being present in person for purposes of determining whether there is a quorum.

With respect to Proposal 1, the election of a director will require an affirmative vote of the majority of the votes cast with respect to that director at a meeting at which quorum is present. With respect to Proposals 2 and 3, the affirmative vote of a majority of the shares that are represented and entitled to vote at a meeting at which a quorum is present shall be the act of the stockholders. For Proposal 1, a “WITHHOLD” vote will have the effect of an “AGAINST” vote with respect to the director for whom the vote is “WITHHOLD.” Abstentions will have the same effect as a vote “AGAINST” Proposals 2 and 3. If a stockholder does not give a proxy to his or her broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, such as the election of directors, the increase in the Company’s authorized shares of common stock and the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares will be counted for the purpose of determining the outcome of such “routine” proposals. If a broker chooses to leave these shares unvoted, the shares will have no effect on Proposal 1 and the same effect as a vote “AGAINST” Proposals 2 and 3.

In the election of directors, each stockholder eligible to vote may vote the number of shares of common stock held, for each director to be elected, but cumulative voting is not permitted. Under Delaware law, holders of common stock are not entitled to appraisal or dissenters’ rights with respect to the matters to be considered at the Annual Meeting.

Tabulation of Votes

Votes at the Annual Meeting will be tabulated and certified by Computershare Trust Company, N.A. (“Computershare”), the Company’s transfer agent.

Solicitation Costs

The enclosed proxy card and voting instruction form is being solicited on behalf of the Board of Directors of the Company. In addition to solicitation of proxies by mail, the Company’s directors, officers or employees, without additional compensation, may make solicitations by telephone, facsimile, or personal interview. The Company has retained Georgeson, Inc. to aid in the solicitation of brokers, banks, intermediaries and other institutional holders in the United States and Canada for a fee of $9,000, plus reimbursement for out-of-pocket expenses. All costs of the solicitation of proxies will be borne by the Company. The Company will also reimburse the banks and brokers for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table shows the beneficial ownership, as of September 30, 2007, of the Company’s common stock by each director, the Company’s principal executive officer, principal financial officer and the three most highly compensated executive officers (each a “named executive officer”), persons known to the Company to be the beneficial owner of more than 5% of the issued and outstanding shares of common stock, and by all of the Company’s directors and executive officers as a group.

Name and Address	Number of Shares of	Percent
of Beneficial	Common Stock	of
Owner	Beneficially Owned	Class

Stanley Dempsey(1)	712,057	2.4%
Executive Chairman
1660 Wynkoop Street
Suite 1000
Denver, Colorado 80202

Tony Jensen(2)	134,600	*
President, Chief Executive Officer and Director 1660 Wynkoop Street Suite 1000 Denver, CO 80202

John W. Goth(3)	69,250	*
Director 14142 Denver West Parkway Suite 250 Golden, CO 80401

M. Craig Haase(4)	250	*
Director 1622 Eagle Hill Road Gunnison, Colorado 81230

S. Oden Howell, Jr.(5)	546,230	1.9%
Director P.O. Box 36097 Louisville, KY 40233

Merritt E. Marcus(6)	377,493	1.3%
Director 1412 Mockingbird Valley Green Louisville, KY 40207

James W. Stuckert(7)	1,803,885	6.2
Director P.O. Box 32760 Louisville, KY 40232

Donald Worth(8)	30,250	*
Director 2679 Bayview Avenue Willowdale, Ontario M2L 1C1 Canada

Karen P. Gross(9)	216,604	*
Vice President and Corporate Secretary 1660 Wynkoop Street Suite 1000 Denver, CO 80202

Name and Address	Number of Shares of	Percent
of Beneficial	Common Stock	of
Owner	Beneficially Owned	Class

William Heissenbuttel(10)	8,123	*
Vice President of Corporate Development 1660 Wynkoop Street Suite 1000 Denver, CO 80202

Stefan L. Wenger(11)	62,038	*
Chief Financial Officer and Treasurer 1660 Wynkoop Street Suite 1000 Denver, CO 80202

All Directors and Executive Officers as a Group (12 persons)	3,990,780	13.67%

FMR Corp.(12)	1,908,149	6.7%
82 Devonshire Street Boston, MA 02109

*	Less than 1% ownership of the Company’s common stock.

(1)	Includes options to purchase 117,500 shares of common stock that were exercisable as of September 30, 2007, or which become exercisable within 60 days from such date and 127,268 shares beneficially owned by certain members of Mr. Dempsey’s immediate family. Mr. Dempsey disclaims beneficial ownership of these 127,268 shares of common stock.

(2)	Includes 47,500 shares of restricted stock under the Company’s Omnibus Long-Term Incentive Plan and options to purchase 50,000 shares of common stock that were exercisable as of September 30, 2007, or which become exercisable within 60 days from such date.

(3)	Includes 625 shares of restricted stock under the Company’s Omnibus Long-Term Incentive Plan and options to purchase 37,500 shares of common stock that were exercisable as of September 30, 2007, or which become exercisable within 60 days from such date.

(4)	Mr. Haase became a member of the Board of Directors effective July 25, 2007.

(5)	Includes 625 shares of restricted stock under the Company’s Omnibus Long-Term Incentive Plan and options to purchase 37,500 shares of common stock that were exercisable as of September 30, 2007, or which become exercisable within 60 days from such date.

(6)	Includes 625 shares of restricted stock under the Company’s Omnibus Long-Term Incentive Plan and options to purchase 37,500 shares of common stock that were exercisable as of September 30, 2007, or which become exercisable within 60 days from such date.

(7)	Includes 625 shares of restricted stock under the Company’s Omnibus Long-Term Incentive Plan and options to purchase 37,500 shares of common stock that were exercisable as of September 30, 2007, or which become exercisable within 60 days from such date.

(8)	Includes 625 shares of restricted stock under the Company’s Omnibus Long-Term Incentive Plan and options to purchase 17,500 shares of common stock that were exercisable as of September 30, 2007, or which become exercisable within 60 days from such date.

(9)	Includes 17,500 shares of restricted stock under the Company’s Omnibus Long-Term Incentive Plan and options to purchase 125,500 shares of common stock that were exercisable as of September 30, 2007, or which become exercisable within 60 days from such date.

(10)	Includes 5,000 shares of restricted stock under the Company’s Omnibus Long-Term Incentive Plan and options to purchase 833 shares of common stock that were exercisable as of September 30, 2007, or which become exercisable within 60 days from such date.

(11)	Includes 26,250 shares of restricted stock under the Company’s Omnibus Long-Term Incentive Plan and options to purchase 24,613 shares of common stock that were exercisable as of September 30, 2007, or which become exercisable within 60 days from such date.

(12)	Other than with respect to “Percent of Class,” as reported by FMR Corp. on Schedule 13G filed with the SEC on February 14, 2007, for the period ended December 31, 2006.

PROPOSAL 1.

ELECTION OF CLASS II DIRECTORS

The Company’s Board of Directors consists of three classes of directors, with each class of directors serving for a three-year term ending in a successive year. The Company’s current Class I Directors are Messrs. Dempsey, Jensen and Goth; the Class II Directors are Messrs. Stuckert and Marcus; and the Class III Directors are Messrs. Haase, Howell and Worth. Edwin W. Peiker, Jr. served as a Class III director during the fiscal year ended June 30, 2007, until his retirement from the Board of Directors effective July 25, 2007.

If the enclosed proxy is properly signed and received in time for the Annual Meeting, and if the proxy does not indicate otherwise, the represented shares will be voted FOR James W. Stuckert and Merritt Marcus as Class II Directors of the Company. If any of the nominees for election as a Class II Director should refuse or be unable to serve (an event that is not anticipated), the proxy will be voted for a substitute nominee who is designated by the Board of Directors. Each Class II Director elected shall serve until the 2010 Annual Meeting, or until his successor is elected and qualified.

The Company’s Amended and Restated Bylaws (“bylaws”) require that each director be elected by the majority of votes cast at a meeting at which a quorum is present with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed 50% of the votes cast with respect to that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. This year’s election is expected to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under the Company’s bylaws, each director nominee who is serving as a director that is not elected shall offer to tender his or her resignation to the Board of Directors. In that situation, the Compensation, Nominating and Corporate Governance Committee would make a recommendation to the Board of Directors on whether to accept or reject the resignation to the Board, or whether to take other action. The Board of Directors will act on the Compensation, Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board of Directors’ decision. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” All of the Class II director nominees are currently serving on the Board of Directors.

Information concerning the nominees for election as directors is set forth below under “Directors and Officers.”

Vote Required for Approval.  Each director must receive a majority of votes cast with respect to that director at a meeting at which a quorum is present in order to be elected (the number of shares voted “for” a director nominee must exceed 50% of the votes cast with respect to that director).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF THE DIRECTOR NOMINEES.

DIRECTORS AND OFFICERS

The following is information regarding the directors and executive officers of the Company related to their names, position with the Company, periods of service and experience. The persons who are nominated for election as directors at the Annual Meeting are indicated with an asterisk.

			Continuously	Class of
		Principal Occupation During Last	a Director	Director/Term
Name	Age	5 Years and Position with Company	Since	Expires

Stanley Dempsey	68	Director. Executive Chairman of the Board of Directors since July 2006. Chairman and Chief Executive Officer of the Company from August 1988 until June 2006. President of the Company from May 2002 until August 2003. President and Chief Operating Officer of the Company from July 1987 to July 1988. From 1983 through June 1986, Mr. Dempsey was a partner in the law firm of Arnold & Porter. During the same period, he was a principal in Denver Mining Finance Company, a firm that provides financial, management, and advisory services to the mining industry. From 1970 through 1983, Mr. Dempsey was employed by AMAX, Inc., a major international mining firm, serving in various managerial and executive capacities. Mr. Dempsey is a member of the board of directors of Taranis Resources. He is a director of the World Gold Council, and is also involved in various mining-related associations.	August 1983	I/2009

Tony Jensen	45	Director. President and Chief Executive Officer of the Company since July 2006. President and Chief Operating Officer of the Company from August 2003 until June 2006. Mr. Jensen has over twenty years of mining industry experience, eighteen with Placer Dome Inc. His corporate and operations experience were developed both in the United States and Chile where he occupied several senior management positions in mine production, corporate development and finance. Before joining the Company, he was the Mine General Manager of the Cortez Joint Venture from August 1999 to June 2003, a mining joint venture between Barrick (formerly Placer Dome Inc.) and Kennecott Explorations (Australia) Ltd., a subsidiary of Rio Tinto. Mr. Jensen is a director of the Industrial Advisory Board of the South Dakota School of Mines and Technology, and is a member of the board of directors of the National Mining Association, the Nevada Mining Association, and the Colorado Mining Association.	August 2004	I/2009

			Continuously	Class of
		Principal Occupation During Last	a Director	Director/Term
Name	Age	5 Years and Position with Company	Since	Expires

John W. Goth	80	Director. Mr. Goth has been a consultant to the mining industry since 1985. Mr. Goth held several senior positions at AMAX, Inc., a major international mining firm, from April 1, 1954 to November 1, 1985. Mr. Goth has been director of Behre Dolbear since 1998. He is past chairman of the Mineral Information Institute and the Mining and Metallurgical Society of America, a former non-executive director and director of the Denver Gold Group, a mining-related association. He is a former director of U.S. Gold, Magma Copper Corporation, U.S. Zeolites, and Dome Mines Corporation.	August 1988	I/2009

M. Craig Haase	64	Director. Retired mining executive. Mr. Haase served as Director, Executive Vice President and Chief Legal Officer of Franco-Nevada Mining Corporation, a publicly-traded precious metals royalty company for more than 15 years prior to its acquisition by Newmont Mining Corporation in 2002. He served as a director of Newmont from March 2002 until he retired in May 2003. He served in a similar capacity at Euro-Nevada Mining Corporation from 1987 to 1999 when Euro-Nevada merged with Franco-Nevada. Mr. Haase was also Chairman and CEO for Gold Marketing Corporation of America, Inc., a physical gold export company, from 1994 to 2002. He received his J.D. degree from the University of Illinois and was engaged in private practice from 1971 to 1990.	July 2007	III/2008

S. Oden Howell, Jr.	67	Director. President of Howell & Howell Contractors, Inc., a renovation contractor, and industrial and commercial painting contractor, since 1988. Owner of Kessinger Service Industries, LLC, an industrial coatings contractor firm. Secretary/Treasurer of LCM Constructors, Inc., a general construction company located in Charleston, S.C. and Secretary/Treasurer of SemperFi Constructors, LLC, a service-disabled, veteran-owned small business located in Charleston, S.C. From 1972 until 1988, Mr. Howell was Secretary/Treasurer of Howell & Howell, Inc., an industrial and commercial painting contractor firm.	December 1993	III/2008

			Continuously	Class of
		Principal Occupation During Last	a Director	Director/Term
Name	Age	5 Years and Position with Company	Since	Expires

*Merritt E. Marcus	73	Director. Former President and Chief Executive Officer of Marcus Paint Company, a manufacturer of industrial liquid coatings, and Performance Powders, LLC, a manufacturer of industrial powder coatings, from 1983 until 2004. Mr. Marcus served several terms as a director of the National Paint and Coatings Association.	December 1992	II/2007

*James W. Stuckert	69	Director. Senior Executive of Hilliard, Lyons, Inc., a full service financial asset management firm since 2004. Mr. Stuckert joined Hilliard, Lyons in 1962 and served in several capacities including Chief Executive Officer prior to being named Chairman in December 1995. He served as Chairman from December 1995 to December 2003.	September 1989	II/2007

Donald Worth	75	Director. Mr. Worth is a director of Sentry Select Capital Corporation, Cornerstone Capital Resources, Inc., and Tiomin Resources Inc. He is also a trustee of Labrador Iron Ore Royalty Income Fund. Mr. Worth has been involved in the mining industry since 1949. He formerly was a mining specialist and a vice president of Canadian Imperial Bank of Commerce (Canada) from July 1984 to August 1997, when he retired. He is involved with several professional associations both in Canada and the United States.	April 1999	III/2008

Karen Gross	53	Vice President of the Company since June 1994 and Corporate Secretary since 1989. From 1987 until 1989, Ms. Gross was the Assistant Secretary to the Company. Ms. Gross is in charge of investor relations, public relations and ensuring the Company’s compliance with various corporate governance standards. Ms. Gross is involved with the National Investor Relations Institute, the Society of Corporate Secretaries and Governance Professionals, and is a director of the Denver Gold Group, a mining-related association.

			Continuously	Class of
		Principal Occupation During Last	a Director	Director/Term
Name	Age	5 Years and Position with Company	Since	Expires

William Heissenbuttel	42	Vice President of Corporate Development since February 2007. Manager of Corporate Development from April 10, 2006 through January 2007. Mr. Heissenbuttel brings more than 19 years of corporate finance experience with 12 of those years in project and corporate finance in the metals and mining industry. Mr. Heissenbuttel served as Senior Vice President from February 2000 to April 2006 and Vice President from 1999 to 2000 at N M Rothschild & Sons (Denver) Inc. From 1994 to 1999, he served as Vice President and Group Vice President at ABN AMRO Bank N.V. From 1987 to 1994, he was a Senior Credit Analyst and an Associate at Chemical Bank Manufacturers Hanover. Mr. Heissenbuttel holds a Master of Business Administration degree with a specialization in finance from the University of Chicago.

Bruce C. Kirchhoff	48	Vice President and General Counsel since February 2007. Mr. Kirchhoff has over twenty years experience representing hardrock and industrial minerals mining companies, as well as mineral exploration and development clients. From January 2004 through January 2007, Mr. Kirchhoff was a partner with the law firm Carver Kirchhoff Schwarz McNab & Bailey, LLC. From January 2003 to December 2003, Mr. Kirchhoff was a partner with the law firm Carver & Kirchhoff, LLC, and from April 1996 through December 2002, Mr. Kirchhoff was a partner in the law firm Alfers & Carver, LLC. Prior to private practice, Mr. Kirchhoff was a senior attorney with Cyprus Amax Minerals Company from June 1986 through March 1996. Mr. Kirchhoff holds a J.D. from the University of Denver, a Masters of Science in Mineral Economics from the Colorado School of Mines, and a B.A. from Colorado College.

			Continuously	Class of
		Principal Occupation During Last	a Director	Director/Term
Name	Age	5 Years and Position with Company	Since	Expires

Stefan Wenger	34	Chief Financial Officer since July 2006 and Treasurer since August 2007. Treasurer and Chief Accounting Officer of the Company from April 2003 until June 2006. From June 2002 until March 2003, he was a manager with PricewaterhouseCoopers LLP. From September 2000 until June 2002, he was a manager with Arthur Andersen LLP. Mr. Wenger has over twelve years of experience in the mining and natural resources industry working in various financial roles. Mr. Wenger is a certified public accountant. He is a member of the Colorado Society of Certified Public Accountants, and the American Institute of Certified Public Accountants.

MEETINGS AND COMMITTEES OF THE BOARD

During the fiscal year ended June 30, 2007 (“fiscal year 2007”), the Board of Directors held four regular meetings, each of which included executive sessions of the independent directors, and seven special meetings. Each director attended, in person or by telephone, at least 75% of the aggregate number of meetings of the Board of Directors and of the Committee(s) of the Board of Directors on which he served. It is the Company’s policy that each director attends each Annual Meeting of Stockholders. All directors attended last year’s Annual Meeting of Stockholders.

Independence of Directors

The independent members of the Board of Directors has determined that each director, except for Messrs. Dempsey and Jensen who are officers of the Company, is “independent” under the NASDAQ listing standards. The Board of Directors considered Mr. Peiker, who served as a director during fiscal year 2007 until his retirement from the Board of Directors effective July 25, 2007, and who was an executive officer of the Company from April 1988 to February 1992, “independent” because he had not been involved with the day to day management of the Company since he ceased being an executive officer of the Company in February 1992. The Board of Directors has determined that the directors designated as “independent” have no relationship with the Company that may interfere with the exercise of their independent judgment.

Lead Director

The Board of Directors has elected a lead, independent director who presides over executive sessions of the independent directors scheduled at each regular meeting of the Board of Directors. This lead director position is a rotating position on a yearly basis. The lead director chairs the executive sessions of the independent directors and serves as liaison between the Executive Chairman and the President and Chief Executive Officer, and the other independent directors. Mr. Merritt Marcus currently serves as lead director.

Audit Committee

The Board of Directors has a standing Audit Committee. The Audit Committee consists of James W. Stuckert, John W. Goth, and Donald Worth. All members of the Audit Committee are independent under the NASDAQ listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Audit Committee held ten meetings during the fiscal year. The Board of Directors recently reviewed and amended the Charter for the Audit Committee. The Charter is available through the Company’s web site at www.royalgold.com.

The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements and compliance with legal and regulatory requirements and corporate policies and controls. The Audit Committee has the sole authority to retain and terminate the Company’s independent registered public accountants, review reports of the independent registered public accountants, approve all auditing services and related fees and the terms of any agreements and to pre-approve any non-audit services to be rendered by the Company’s independent registered public accountants. The Audit Committee monitors the effectiveness of the audit process and the Company’s financial reporting, reviews the adequacy of financial and operating controls and evaluates the effectiveness of the Committee. The Audit Committee is responsible for confirming the independence and objectivity of the independent registered public accountants. The Audit Committee reviews and approves all transactions between the Company and parties related to the Company. The Audit Committee discusses any transaction between the Company and parties related to the Company and reviews such discussions and whether it has approved the transaction with the full Board of Directors. The Audit Committee is also responsible for preparation of the annual report of the Audit Committee for public disclosure in the Company’s Proxy Statement. The Board of Directors has determined that James Stuckert is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K. As an “audit committee financial expert,” Mr. Stuckert satisfies the NASDAQ financial literacy and sophistication requirements.

Compensation, Nominating and Corporate Governance Committee

The Board of Directors has a standing Compensation, Nominating and Corporate Governance Committee. During fiscal year 2007, the Compensation, Nominating and Corporate Governance Committee consisted of John W. Goth, James W. Stuckert and Edwin W. Peiker, Jr. Mr. Peiker retired from the Board of Directors effective July 25, 2007, simultaneously resigning his position on the Compensation, Nominating and Corporate Governance Committee. On August 23, 2007, Mr. S. Oden Howell was elected by the Board of Directors to serve on the Compensation, Nominating and Corporate Governance Committee. All members of the Compensation, Nominating and Corporate Governance Committee are considered independent directors under the NASDAQ listing standards. The Committee held six meetings during the fiscal year. The Board of Directors recently reviewed and amended the Charter for the Compensation, Nominating and Corporate Governance Committee. The Charter is available through the Company’s web site at www.royalgold.com. The Compensation, Nominating and Corporate Governance Committee oversees the Company’s compensation policies, plans and programs and reviews and determines the compensation to be paid to executive officers and directors. The Compensation, Nominating and Corporate Governance Committee also administers and implements the Company’s incentive compensation and equity-based plans.

The Compensation, Nominating and Corporate Governance Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems necessary or advisable. The Committee has no current intention to delegate any of its authority with respect to determining executive officer compensation to any subcommittee. The Committee does not delegate its responsibilities with respect to executive compensation to any executive officer of the Company.

Pursuant to its charter, the Compensation, Nominating and Corporate Governance Committee is authorized to retain such outside counsel and other advisors as it may deem appropriate in its sole discretion. For fiscal year 2007, the Committee retained the firm of Frederic W. Cook & Co., Inc. as independent compensation consultants to assist it in determining the compensation levels for the Company’s executive officers and directors. The compensation consultants advised the Committee with respect to trends in executive compensation, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), and setting compensation levels for executive officers. The compensation consultants also reviewed and identified the Company’s peer group companies for fiscal year 2007 (as identified below under “Executive Compensation”), and reviewed the director compensation program in fiscal year 2007.

In addition to compensation matters, the Compensation, Nominating and Corporate Governance Committee also identifies or reviews individuals proposed to become members of the Board of Directors and recommends director nominees. In selecting director nominees, the Committee assesses the nominee’s independence, as well as considers his or her experience, areas of expertise, including experience in the mining industry, diversity, perspective, broad business judgment and leadership, all in the context of an assessment of the perceived needs of the Board of Directors at that time. Further, the Committee will consider director candidates recommended by stockholders using the same criteria outlined above, provided such written recommendations are submitted to the Secretary of the Company in accordance with the advance notice and other provisions of the Company’s bylaws.

The Compensation, Nominating and Corporate Governance Committee also advises the Board of Directors on various corporate governance principles. The Committee reviews the content and compliance with the Company’s Board of Directors’ Governance Guidelines annually.

All recommendations from the Compensation, Nominating and Corporate Governance Committee are submitted to the Board of Directors for approval.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation, Nominating and Corporate Governance Committee during fiscal year 2007 consisted of Mr. Goth, who served as Chairman, Mr. Stuckert and Mr. Peiker. Mr. Peiker retired from the Board of Directors effective July 25, 2007, simultaneously resigning his position on the Committee. Mr. S. Oden Howell was elected to the Committee in August 2007. No member of the Committee was, at any time during fiscal year 2007 or at any other time, an officer or employee of the Company, other than Mr. Peiker, who served as President and Chief Operating Officer from 1988 to 1992. No executive officer of the Company served on the compensation committee of another entity, or any other committee of the Board of Directors of another entity performing similar functions during the Company’s past fiscal year, or as a director, a member of a compensation committee of any other entity, one of whose executive officers served on the Company’s Compensation, Nominating and Corporate Governance Committee or as a director of the Company.

Communication with Directors

Any stockholder who desires to contact the Company’s Board of Directors may do so by writing to the Vice President and Corporate Secretary, Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202. Any such communication should state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward any such communication to the Chairman of the Compensation, Nominating and Corporate Governance Committee, and will forward such communication to other members of the Board of Directors, as appropriate, provided that such communication addresses a legitimate business issue. For any communication relating to accounting, auditing or fraud, such communication will be forwarded immediately to the Chairman of the Audit Committee.

Code of Business Ethics and Conduct

The Company has adopted a Code of Business Ethics and Conduct applicable to all of its directors, officers and employees, including the Chief Executive Officer, the Chief Financial Officer, and other persons performing financial reporting functions. The Code is reviewed on a yearly basis. The Code is available through the Company’s web site at www.royalgold.com. The Code is designed to deter wrongdoing and promote (a) honest and ethical conduct; (b) full, fair, accurate, timely and understandable disclosures; (c) compliance with laws, rules and regulations; (d) prompt internal reporting of Code violations; and (e) accountability for adherence to the Code. The Company will post on its web site any amendments to the Code.

Governance Guidelines

In August 2007, the Board of Directors, upon recommendation from the Compensation, Nominating and Corporate Governance Committee, adopted Board of Directors’ Governance Guidelines to assist the Board of Directors in the discharge of its duties and to serve the interests of the Company and its stockholders. The Directors’ Governance Guidelines are available through the Company’s website at www.royalgold.com.

Certain Relationships and Related Transactions

In November 2005, the Company entered into a strategic exploration alliance with Taranis Resources to pursue exploration opportunities in Finland, for which, as of June 30, 2007, it has provided $506,404 in funding for a 2.0% net smelter return royalty and future earn-in rights. In January 2006 and in support of the strategic exploration alliance, Mr. Dempsey, Executive Chairman of the Company, became a director of Taranis Resources, Inc. (“Taranis Resources”), a Colorado-based resource company, listed on the Toronto Stock Exchange. As a director of Taranis Resources, Mr. Dempsey is awarded stock options under Taranis Resources’ stock option plan. In January 2006, Mr. Dempsey was awarded 100,000 incentive stock options, exercisable for a period of four and one-half years from the date of grant, at a price of Cdn$0.35 per share.

In July 2006, the Company entered into an agreement with Mr. Dempsey under which any director fees, consulting fees and other remuneration (whether in cash, securities or otherwise) paid to Mr. Dempsey by Taranis Resources will be remitted to the Company (the “Agreement”). Pursuant to the Agreement, the Company may require Mr. Dempsey to exercise the stock options granted to him by Taranis Resources at any time or from time to time during the exercise period and under the terms of the Taranis Resources stock option agreement. If the Company requires Mr. Dempsey to exercise the stock options, it will pay Mr. Dempsey the amount necessary to exercise the stock options. The securities gained upon exercise will be transferred to the Company. The Company will reimburse Mr. Dempsey for incurred tax liability, if any.

The Company beneficially owns the stock options granted to Mr. Dempsey by Taranis Resources, exercisable for 100,000 shares of common stock, because it has the right to require Mr. Dempsey to exercise the stock options pursuant to the Agreement and will acquire the shares upon the exercise. The Company currently owns 1,037,500 shares of common stock and has the direct or indirect right to acquire a total of 568,750 shares of common stock, including the shares acquired upon exercise of Mr. Dempsey’s stock options, such that, if the Company exercised its rights and there was no other dilution, its holdings would represent 10.04% beneficial ownership of Taranis Resources’ common stock. The Company does not have any intention to acquire control of Taranis Resources.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership to the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of copies of such reports received and written representations from certain persons that no other reports were required for those persons, the Company believes that, other than as described, all filing requirements applicable to its officers, directors and greater than 10% stockholders were met for fiscal year 2007, and all transactions are reflected in this Proxy Statement. Messrs. Goth, Howell, Marcus, Peiker, Stuckert and Worth filed all required Form 4 filings, but each filed one Form 4 related to an option grant after the filing deadline. Mr. Dempsey filed all required Form 4 filings, but filed one Form 4 relating to a trustee transaction and one Form 4 relating to a transaction pursuant to his 10b5-1 trading plan after the respective filing deadlines. Mr. Stuckert filed all required Form 4 filings, but filed one Form 4 relating to an option exercise after the filing deadline.

EXECUTIVE COMPENSATION

Compensation, Nominating and Corporate Governance Committee Report

The Compensation, Nominating and Corporate Governance Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the Compensation, Nominating and Corporate Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This Report has been submitted by the following members of the Compensation, Nominating and Corporate Governance Committee of the Board of Directors:

John W. Goth, Chairman
S. Oden Howell, Jr.
James W. Stuckert

Compensation Discussion and Analysis

Overview

Royal Gold is the world’s largest precious metals royalty company engaged in the acquisition and management of precious metal royalty interests. The Compensation, Nominating and Corporate Governance Committee (the “Committee”) is responsible for, among other things, setting and administering the policies that govern the compensation for the executive officers of the Company. The Committee evaluates the performance of management and recommends to the full Board of Directors the compensation level for all officers and key employees. The Committee also administers the Company’s 2004 Omnibus Long-Term Incentive Plan and determines the amount of stock options and restricted stock granted to executive officers and key employees. The Committee is composed entirely of “independent outside directors,” as defined under Section 162(m) of the Internal Revenue Code, and each member is independent under the applicable rules of the NASDAQ.

Compensation Philosophy and Objectives

Royal Gold’s general compensation philosophy is focused on paying a competitive salary and providing attractive leverage in long-term incentives to reward growth and to link management interests with stockholder interests. The Committee believes that bonus and long-term incentives are critical to the sustainability and continuity of the Company’s business and that such incentives support executive retention and avoid short-term windfalls.

The Committee specifically believes that the compensation philosophy and programs of Royal Gold should:

•	link rewards to individual performance, business results and stockholder returns;

•	encourage creation of long-term stockholder value and achievement of strategic objectives;

•	target management salary range structures and award opportunities at or slightly above the market median, with opportunity to pay in the upper quartile for superior results;

•	maintain an appropriate balance between base salary, annual bonuses and long-term incentives; and

•	attract and retain the highest caliber personnel on a long-term basis.

Royal Gold employs only sixteen employees and places primary importance on the talent of those employees to manage and grow the Company. Based on the small number of employees, Royal Gold’s executives are required to be multi-disciplined, self-reliant, and highly experienced. The Committee feels the loss of Royal Gold’s executive talent would be a significant threat for the Company, requiring the Company to target direct compensation in the third quartile of its peer group companies in the United States and Canada engaged in either the mining or exploration of precious metals or in the acquisition or management of interests in mining operations. In determining specific compensation amounts for executives, the Committee considers such factors as (1) experience; (2) individual performance; (3) tenure; (4) role in achieving corporate objectives; and (5) compensation compared to the Company’s other officers and to the Company’s peer group.

Role of Compensation Consultants and Management

The Committee seeks and receives advice from an independent, external compensation and benefits consultant as necessary to conduct a review of the Company’s competitive compensation position. In August 2006, the Committee engaged Frederic W. Cook & Co. (“Frederic W. Cook”) to review the competitiveness of certain elements included in the Company’s executive compensation package for fiscal year 2007.

Corporate goals and objectives are established and reviewed annually with the Board of Directors. Each executive officer completes annually a self-assessment of his or her individual performance and contributions to the corporate goals and objectives, which is reviewed with Royal Gold’s President and Chief Executive Officer. Based on such annual reviews and the Company’s compensation objectives, the President and Chief Executive Officer recommends annual bonus awards and long-term incentive awards to the Committee. The Committee considers the President and Chief Executive Officer’s recommendations in making annual bonus and long-term incentive award decisions. The Committee conducts an annual review of the President and Chief Executive Officer’s performance and all decisions relating to the President and Chief Executive Officer’s compensation are made by the Committee independent from members of management.

Evaluation of Compensation Package

In August 2006, Frederic W. Cook conducted an extensive study of the Company’s compensation package, including comparing the compensation package to Royal Gold’s benchmark peer group of companies in the U.S. and Canada engaged in either the mining or exploration of precious metals or in the acquisition and management of interests in mining operations. The benchmark peer group consisted of 15 companies: Barrick Gold, Newmont Mining, Goldcorp, Freeport McMoran Copper and Gold, Glamis Gold, Agnico-Eagle Mines, Kinross Gold, Meridian Gold, Yamana Gold, IAMGOLD, Pan American Silver, Coeur d’Alene Mines, Golden Star Resources, Vista Gold and International Royalty Corporation. The study reviewed the Company’s base salaries, annual bonuses, benefits, non-cash compensation, and long-term incentives in comparison with the benchmark group and provided a review of the competitiveness, fairness, and effectiveness of each component of compensation and an evaluation of individual total compensation. The study found that the salaries of the named executive officers were in the 16th percentile of the benchmark group, salaries plus bonuses were at the 26th percentile, long-term incentives averaged in the 63rd percentile, and total direct compensation (salary, bonus, and long-term incentives) were in the 54th percentile.

Although fiscal 2007 salaries were not modified as a result of this evaluation, the Committee concluded that it was necessary to increase the cash compensation for management in fiscal year 2008 to reinforce the key objectives of attracting and retaining key executives at this very competitive time in the mining industry. The Committee approved base salary increases between 3.1% and 6.7% for the fiscal year ending June 30, 2008, and a 3.5% adjustment for cost of living increases. Based on this, the Committee recommended, and the independent directors of the full board approved, an increase in base salary of $6,500, $21,000, $15,000, $15,000 and $12,500 for Messrs. Dempsey, Jensen, Wenger, Ms. Gross and Mr. Heissenbuttel, respectively, for the fiscal year ending June 30, 2008.

Subsequent Evaluations

In July 2007, the Committee again engaged Frederick W. Cook to conduct a study of the Company’s compensation package. The Committee asked Frederick W. Cook to use a benchmark peer group of companies in the U.S. and Canada engaged in either the mining or exploration of precious metals or in the acquisition and management of interests in mining operations that had market capitalization comparable to Royal Gold. The study conducted in August 2006 included companies with market capitalization ranging from $229 million to $25 billion. Royal Gold’s market capitalization was in the bottom quartile of this benchmark group. The Committee requested the additional study with a more focused benchmark peer group to better understand the competitiveness of Royal Gold’s compensation package as compared to companies within the same industry and with comparable market capitalization. For this subsequent study, Frederick W. Cook used a smaller benchmark peer group consisting of 10 companies: Agnico-Eagle Mines, Meridian Gold, Yamana Gold, IAMGOLD, Silver Wheaton, Pan American Silver, Coeur d’Alene Mines, Golden Star Resources, Hecla Mining and International Royalty Corporation.

The results of the July 2007 study showed that executive officer salaries as adjusted for fiscal year 2008 as described above were in the 32nd percentile, salaries plus bonuses were in the 45th percentile, long-term incentives were near the 83rd percentile, and total direct compensation (salary, bonus, and long-term incentives) was in the 69th percentile of the benchmark peer group. The Committee concluded that executive compensation packages for the Company’s executive officers was composed of an appropriate mix of competitive salary and bonus incentives as well as long-term incentives to motivate executives to achieve positive business results and increase shareholder value. The Committee reviewed the compensation and benefit programs with the independent directors of the full Board of Directors.

Components of Executive Compensation

Royal Gold’s compensation program consists of base pay, annual cash bonuses, long-term incentives and benefits. The Company believes perquisites for executives should be extremely limited in scope and value and, therefore, generally does not provide perquisites or other special benefits to executive officers that are not available to all employees. The Committee attempts to pay competitively in the aggregate as well as deliver an appropriate balance between fixed compensation (base salary, bonuses and benefits) versus variable compensation (long-term incentives). Consistent with the Company’s philosophy of attracting and retaining its executive talent, the Committee emphasizes long-term incentives over fixed compensation as components of the executive compensation package. The relative portions of fixed compensation and long-term incentives varies for each named executive officer, but generally is intended provide a significant portion of the executives’ compensation through long-term incentives.

Employment Agreements

Royal Gold has entered into employment agreements with Messrs. Dempsey, Kirchhoff, Wenger and Heissenbuttel and Ms. Gross. Each employment agreement has a one year employment term that is automatically extended without further action by the employee for successive one year periods unless the Company delivers a written notice of involuntary termination on 90 days prior notice. Base salary for each of Messrs. Dempsey, Kirchhoff, Wenger and Heissenbuttel and Ms. Gross were initially set pursuant to his or her respective employment agreement, but are adjusted annually as recommended by the Committee and approved by the independent directors of the Board of Directors as described below. Each of the employment agreements provides for post-termination benefits as further described below.

The Company entered into the employment agreement with Messrs. Heissenbuttel and Kirchhoff in the fiscal year ending June 30, 2008, in connection with the appointment of Mr. Heissenbuttel to the position Vice President of Corporate Development and the appointment of Mr. Kirchhoff to the position of Vice President and General Counsel. The Company has not entered into an employment agreement with Mr. Jensen, the Company’s President and Chief Executive Officer. Mr. Kirchhoff is not a named executive officer.

Base Salary

Base salary is the fixed cash amount paid to an officer on a fiscal year cycle. Increases in cost of living are considered and will be added to the base salary levels at the prevailing rate, if appropriate. Actual salaries vary by individual and are based on sustained performance toward achievement of the Company’s goals and objectives, experience and current salary. The Committee believes that salaries should be adjusted as necessary in order to maintain competitiveness within the mining industry. Due to the Company’s emphasis on long-term incentives, individual salaries are intended to be around or slightly below the median of the Company’s benchmark peer group for each position, including the position of the President and Chief Executive Officer. The Committee reviewed the August 2006 compensation study conducted by Frederic W. Cook and determined that base salary compensation, which was in the 16th percentile of the benchmark peer group used in that study, was adequate for fiscal year 2007 as a component of total compensation, which was in the 63rd percentile of the benchmark peer group, but required adjustment for fiscal year 2008. After such adjustments were made, the Committee reviewed the July 2007 compensation study conducted by Frederic W. Cook and determined that the revised base salary compensation, which was in the 32nd percentile adequately improved the Company’s competitive position with respect to fixed compensation. The Committee recommended and the independent directors of the full Board of Directors approved the salary increases for the fiscal year described above.

Annual Cash Bonuses

Annual cash bonus awards are discretionary and are based on individual and corporate performance, returns to shareholders, the ability to pay, and general practices in the mining industry. Bonuses are designed to balance rewards for exceptional performance, personal contributions, and to tie accountability with actual performance. Annual bonuses are recommended to the Committee by the Company’s President and Chief Executive Officer based on annual reviews of each executive officer’s performance and contribution to corporate goals and objectives. The amount of the annual cash bonus award for each named executive officer is recommended by the President and Chief Executive Officer to the Committee. The Committee reviews the recommendations and the individual performance of each executive officer and recommends bonus awards to the independent directors of the full Board of Directors in November following the end of the prior fiscal year. Bonuses are paid at the beginning of the next calendar year. At this time, the amount of annual cash bonuses for each of the named executive officers is not determinable but, in prior fiscal years, annual cash bonus awards ranged from 20% to 58% of base salary.

Long-Term Incentives

The Company’s 2004 Omnibus Long-Term Incentive Plan (“LTIP”) permits the award of various types of stock-based incentives. Grants are typically in the form of incentive and non-qualified stock options, shares of restricted stock and performance awards that vest based on the achievement of performance objectives. The LTIP is designed to balance short-term performance with the need for sustainable results, to align the interests of management with stockholders, and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The LTIP is intended to deliver a significant portion of each executive officer’s total compensation at a future date. The amount of each incentive award is driven by an individual’s relative level in the Company, his or her ability to impact the desired goal of each incentive, as well as individual performance over the prior fiscal year. With respect to equity awards made in fiscal year 2007, the Committee looked to six elements to determine the amount and form of equity awards: the Company’s revenue growth, cost containment, financial strength, protection of assets, governance and marketing. The amount and form of equity awards were determined based on each executive officer’s contributions to each of these six elements.

The amount and form of equity awards for each named executive officer are determined by the Committee based on recommendations by the President and Chief Executive Officer and recommended by the Committee to the independent directors of the full Board of Directors in November following the end of the prior fiscal year. Awards are granted at that time. Members of Royal Gold’s management do not have authority to make off-cycle or ad-hoc equity grants. In the event of a new hire grant, concurrence is obtained prior to any grant being made either through approval at a regularly scheduled board meeting or by unanimous written consent. Equity grants made in fiscal year 2007 and shown in the Summary Compensation Table and 2007 Grants of Plan-Based Awards Table were made in November 2006 considering the Company’s and each named executive officer’s performance in the fiscal year ended June 30, 2006, with respect to the six elements described above.

Stock Options

The Company grants stock options as part of its LTIP. Stock options are considered long-term awards that are intended to drive shareholder value and align management with shareholders with regard to share price appreciation. Stock options are granted once a year as recommended by the Committee to the independent directors of the full Board of Directors in November following the end of the prior fiscal year. The exercise price of options is based on the closing price of the Company’s common stock on the NASDAQ Global Select Market on the date of grant. Options have 10 year terms. For all of the named executive officers, other than Mr. Dempsey and Ms. Gross, stock options vest in equal annual increments over three years. Stock options granted to Mr. Dempsey and Ms. Gross vest one year from the grant date. The Committee recommended and the independent directors of the full Board of Directors approved a shorter vesting schedule for Mr. Dempsey and Ms. Gross because of their long standing service with the Company that has continued for more than 20 years and because both Mr. Dempsey and Ms. Gross have exceeded the stock ownership levels determined for each of them pursuant to the Company’s stock ownership program described below.

Restricted Stock

The Company’s LTIP also allows for the issuance of restricted stock awards. Restricted stock awards are focused on retention and long-term commitment of executives. Restricted stock awards are granted to officers and certain other employees. Shares of restricted stock are granted once a year as recommended by the Committee to the independent directors of the full Board of Directors in November following the end of the prior fiscal year. Shares of restricted stock are considered issued and outstanding with respect to which executives may vote and may receive dividends paid in the ordinary course to other Royal Gold stockholders. Dividends are calculated at the same rate as paid to other stockholders. Royal Gold has paid a cash dividend on its common stock for each fiscal year beginning in fiscal year 2000. Royal Gold currently plans to pay a dividend on a calendar year basis, subject to the discretion of the Board of Directors.

Restricted stock awards vest in equal one-third increments beginning on the fourth anniversary of the restricted stock grant date, with full vesting six years from the date of grant. The Committee has determined that delaying the vesting of restricted stock awards until the fourth anniversary of the grant date improves the retention value of the awards and provides a balance against stock option awards that vest beginning on the first anniversary of the grant.

Performance Awards

The Company also grants performance awards under the LTIP. Performance awards, which are also referred to as performance shares in this Proxy Statement, are intended to provide significant incentive to obtain long-term, non-dilutive growth performance. The portion of each executive officer’s total compensation in the form of performance shares varies for each officer. In awarding performance shares to any executive officer, the Committee considers the executive officer’s responsibilities with the Company and the executive officer’s ability to influence or meet the performance objectives. Performance shares granted in fiscal year 2007 can only be earned if either one of two defined multi-year performance goals are met within five years of the date of grant. If the performance goals are not earned by the end of the five year period, the performance shares will be forfeited. Performance shares granted in fiscal 2007 may vest upon meeting one of two defined performance goals: (1) growth of free cash flow per share on a trailing twelve month basis; and (2) growth of royalty ounces in reserve per share on an annual basis. The Committee believes that free cash flow per share is an excellent indicator of the Company’s financial health and growth. The Committee strives to establish performance goals that are challenging to meet and would provide significant stockholder value, if achieved. Performance shares may vest in 25% increments upon meeting 25%, 50%, 75% and 100% of performance goals. The Committee retains discretion to make adjustments for unusual or non-recurring items. No such adjustments have been made during fiscal year 2007. Based on Royal Gold’s recent royalty acquisitions, and in accordance with SFAS 123R, management determined that as of June 30, 2007 it is probable that the performance shares granted in fiscal year 2007 will be vested during fiscal year 2008.

Performance shares are not considered issued and outstanding shares with respect to which executives may vote or receive dividends. Performance shares are settled with shares of the Company’s common stock when they vest.

Benefit Programs

Benefit programs for the executive officers are generally common in design and purpose to those for the broad-base of employees in the United States. The Company also maintains a Simplified Employee Pension Plan, known as a Salary Reduction/Simplified Employee Pension Plan (“SARSEP Plan”) in which all employees are eligible to participate. This plan was chosen because of regulatory compliance simplicity, avoidance of significant administrative expense, availability of substantial tax-advantaged investment opportunities, and relative freedom from significant vesting or other limitations. The SARSEP Plan allows employees to reduce their pre-tax salary and to put this money into a tax deferred investment plan. This is a voluntary plan. Individuals may make contributions of up to 25% of their aggregate annual salary and bonus or $15,500 for calendar 2007. There is a $5,000 catch-up provision allowed for individuals over the age of 50. The Company will match 100% of the individual’s contribution, up to 7% of an individual’s aggregate annual salary and bonus. Those that do not participate in the SARSEP Plan will receive a 3% employer contribution in accordance with the Plan. Total employee and employer contributions may not exceed the smaller of $45,000 for calendar 2007 or 25% of aggregate annual salary and bonus for any individual.

Perquisites

The Company believes perquisites for executives should be extremely limited in scope and value and, therefore, generally does not provide perquisites or other special benefits to executive officers that are not available to all employees.

Executive Stock Ownership

Royal Gold has adopted a stock ownership program to encourage its executive officers to achieve and maintain a minimum investment in the Company’s common stock at levels set by the Committee. The program provides incentives for these officers to focus on improving long-term shareholder value and linking the interest of management and stockholders. Royal Gold’s executive stock ownership program requires all of the Company’s executive officers to own a number of shares that is a multiple of base salary. Unexercised stock options, shares of restricted stock and unearned performance shares are not considered owned for purposes of the program. The multiple for the President and Chief Executive Officer is four times base salary, and the multiple for all other executive officers is two times base salary. There is no time frame in which the executive officers must meet ownership targets. The program requires each executive officer to hold an aggregate of fifty percent (50%) of the shares of stock acquired pursuant to any option grant, restricted stock grant, or performance share grant until such executive officer reaches his or her ownership target. This holding requirement is determined after liquidation of shares of stock required for tax withholdings. Mr. Dempsey and Ms. Gross have exceeded their stock ownership targets.

Post-Termination Compensation

The Company provides certain post-termination benefits pursuant to the terms of each of the employment agreements with Messrs. Dempsey, Kirchhoff, Wenger and Heissenbuttel and Ms. Gross. The Company does not provide pension or other retirement benefits apart from the SARSEP plan described above. Amounts payable pursuant to the employment agreements are described below under the heading “Potential Payments upon Termination or Change of Control.”

2007 SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation of the Company’s named executive officers in fiscal year 2007.

				Stock	Option	All Other
Name and	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Total
Principal Position	(Fiscal)	($)	($)	($)	($)	($)	($)

Stanley Dempsey	2007	$180,000	$—	$73,788	$472,978	$23,192	$749,958
Executive Chairman
Tony Jensen	2007	$320,000	$—	$590,106	$181,972	$29,469	$1,121,546
President and Chief Executive Officer
Stefan Wenger	2007	$155,000	$—	$304,310	$124,592	$16,836	$600,738
Chief Financial Officer and Treasurer
Karen P. Gross	2007	$155,000	$—	$249,828	$174,768	$20,627	$600,223
Vice President and Corporate Secretary
William Heissenbuttel	2007	$135,000 (5)	$—	$152,294	$26,942	$9,070	$323,306
Vice President of Corporate Development

(1)	Amounts are not determinable as of the date of this Proxy Statement. Amounts of bonus awards for fiscal 2007 will be determined in November 2007 and paid in January 2008.

(2)	Amounts shown reflect restricted stock awards that vest based on continued service and performance shares that vest based on meeting certain performance goals recognized during fiscal year 2007 for financial statement reporting purposes in accordance with SFAS 123R. Refer to Note 8 to the Company’s

Consolidated Financial Statements contained in the Company’s 2007 Annual Report on Form 10-K for a discussion of the valuation of the restricted stock awards.

(3)	Amounts shown reflect amounts of stock option awards recognized during fiscal year 2007 for financial statement reporting purposes in accordance with SFAS 123R, using the Black-Scholes option-pricing model. Refer to Note 8 to the Company’s Consolidated Financial Statements contained in the Company’s 2007 Annual Report on Form 10-K for a discussion of assumptions made in the valuation of stock option awards.

(4)	All Other Compensation includes the following:

		Life and
		Accidental
		Death &	Long-Term
	Employer	Dismemberment	Disability	Total
	SARSEP	Insurance	Insurance	All Other
Name	Contributions	Premiums	Premiums	Compensation

Stanley Dempsey	$21,565	$803	$825	$23,192
Tony Jensen	$27,942	$702	$825	$29,469
Stefan Wenger	$15,426	$585	$825	$16,836
Karen P. Gross	$17,150	$702	$2,775	$20,627
William Heissenbuttel	$7,696	$632	$743	$9,070

The Company provides SARSEP and life and disability benefits to all of its employees. Ms. Gross receives additional disability benefits pursuant to a previous benefits package. The Company matches employee contributions to the SARSEP, up to 7% of an individual’s aggregate annual salary and bonus.

(5)	Mr. Heissenbuttel was appointed Vice President of Corporate Development effective February 15, 2007. Prior to being appointed Vice President of Corporate Development, Mr. Heissenbuttel served as the Manager of Corporate Development. The amount shown reflects salary paid to Mr. Heissenbuttel for the entire fiscal year period.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

This table provides information regarding incentive awards and other stock-based awards granted during fiscal year 2007 to individuals named in the Summary Compensation Table. The compensation cost for these awards in fiscal year 2007 is reflected in the Summary Compensation Table.

		Estimated	All Other	All Other
		Future	Stock Awards:	Option Awards:	Exercise
		Payouts Under	Number of	Number of	or Base	Grant Date
		Equity Incentive	Shares of	Securities	Prices of	Fair Value
		Plan Awards(2)	Stock or	Underlying	Option	of Stock and
		Target	Units(3)	Options(4)	Awards(5)	Option Awards(6)
Name	Grant Date(1)	(#)	(#)	(#)	($/sh)	($)

Stanley Dempsey	11/7/2006	—	—	40,000	$28.78	$549,600
Tony Jensen	11/7/2006	15,000				$431,700
	11/7/2006		20,000			$575,600
	11/7/2006			15,000	$28.78	$206,100
Stefan Wenger	11/7/2006	7,500				$215,850
	11/7/2006		10,000			$287,800
	11/7/2006			10,000	$28.78	$137,400
Karen P. Gross	11/7/2006	5,000				$143,900
	11/7/2006		10,000			$287,800
	11/7/2006			12,500	$28.78	$171,750
William Heissenbuttel	11/7/2006	7,500				$215,850
	11/7/2006		5,000			$143,900
	11/7/2006			2,500	$28.78	$34,350

(1)	Grants made in November 2006 are determined based on performance of the Company and the individual executive officers for the prior fiscal year ended June 30, 2006. Grants based on performance of the Company and the individual executive officer for fiscal year 2007 will not be determined and made until November 2007.

(2)	Represents performance shares that will vest upon achievement of target performance objectives within 5 years of the grant. If target performance objectives are not met within 5 years of the grant, the performance shares will be forfeited. Interim amounts may vest in 25% increments upon achievement of 25%, 50%, 75% and 100% of the target performance objectives. In accordance with SFAS 123R, as of June 30, 2007, it was determined by management that it is probable 100% of these awards will be earned and paid out during the fiscal year 2008. Performance shares are not issued and outstanding shares upon which the executives may vote or receive dividends. Performance shares are settled in shares of Royal Gold common stock upon vesting.

(3)	Represents shares of restricted stock that vest based on continued service. Shares of restricted stock vest ratably over three years commencing on the fourth anniversary of the grant date. Accordingly, one-third of the awarded shares will vest in November of each of the years 2010, 2011 and 2012. Dividends are paid on shares of restricted stock calculated at the same rate as paid to other stockholders. Royal Gold has paid a cash dividend on its common stock for each fiscal year beginning in fiscal year 2000. Royal Gold currently plans to pay a dividend on a calendar year basis, subject to the discretion of the Board of Directors.

(4)	Stock option awards to Messrs. Jensen, Wenger and Heissenbuttel vest ratably over three years commencing on the first anniversary of the grant date. Stock option awards to Mr. Dempsey and Ms. Gross vest entirely on the first anniversary of the grant date.

(5)	Exercise or base price is the closing price of the Company’s common stock on NASDAQ Global Select Market on the grant date.

(6)	For restricted stock, grant date fair value is calculated using the closing price of the Company’s common stock on the date of grant. For stock option awards, grant date fair value is calculated using the Black-Scholes option-pricing model on the date of grant. In accordance with SFAS 123R, the grant date fair value for stock option awards granted on November 7, 2006, was $13.74 and the grant date fair value for performance awards and restricted stock was $28.78.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

This table provides information about the outstanding stock options, shares of restricted stock and performance shares for each of the named executive officers as of June 30, 2007.

	Option Awards				Stock Awards
										Equity
										Incentive
								Equity		Plan Awards:
								Incentive Plan		Market
								Awards:		Payout Value
								Number of		of Unearned
							Market Value	Unearned		Shares,
	Number of	Number of			Number of		of Shares	Shares,		Units or
	Securities	Securities			Shares or		or Units	Units or		Other
	Underlying	Underlying	Option		Units		of Stock	Other Rights		Rights
	Unexercised	Unexercised	Exercise	Option	That Have		That Have	That Have		That Have
	Options(1) (#)	Options (#)	Price	Expiration	Not Vested(2)		Not Vested(3)	Not Vested(4)		Not Vested(3)
Name	Exercisable	Unexercisable	($)	Date	(#)		($)	(#)		($)

Stanley Dempsey	50,000	—	$20.08	5/29/2013
	27,500	—	$22.22	11/8/2015
	—	40,000	$28.78	11/7/2016
Tony Jensen	10,000	—	$12.55	5/20/2014
	16,666	8,334	$17.38	11/10/2014
	5,000	10,000	$22.22	11/8/2015
	—	15,000	$28.78	11/7/2016
					12,500	(5)	$297,125
					15,000	(6)	$356,550
					20,000	(7)	$475,400
								11,250	(8)	$267,413
Stefan Wenger	4,980	—	$20.08	5/29/2013
	5,467	4,166	$17.38	11/10/2014
	3,333	6,667	$22.22	11/8/2015
	—	10,000	$28.78	11/7/2016
					6,250	(5)	$148,563
					10,000	(6)	$237,700
					10,000	(7)	$237,700
								5,625	(8)	$133,706
Karen P. Gross	20,500	—	$4.875	11/16/2009
	10,000	—	$2.875	6/5/2010
	25,000	—	$10.17	5/10/2012
	25,000	—	$20.08	5/29/2013
	2,500	—	$12.55	5/20/2014
	15,000	—	$17.38	11/10/2014
	15,000	—	$22.22	11/8/2015
	—	12,500	$28.78	11/7/2016
					7,500	(6)	$178,275
					10,000	(7)	$237,700
								3,750	(8)	$89,138
William Heissenbuttel	—	2,500	$28.78	11/7/2016
					5,000	(7)	$118,850
								5,625	(8)	$133,706

(1)	Stock options are granted to executive officers once every year in November and relate to the performance of the Company and the executive officer for the prior fiscal year. Stock option awards to Messrs. Jensen, Wenger and Heissenbuttel vest ratably over three years commencing on the first anniversary of the grant date. Stock option awards to Mr. Dempsey and Ms. Gross vest entirely on the first anniversary of the grant date.

(2)	Represents shares of restricted stock that vest based on continued service. Shares of restricted stock vest ratably over three years commencing on the fourth anniversary of the grant date.

(3)	Value is assumed based on a stock price of $23.77, the closing price on NASDAQ Global Select Market on June 29, 2007, the last trading day of fiscal 2007.

(4)	Represents performance shares that will vest upon achievement of target performance objectives within 5 years of the grant. If target performance objectives are not met within 5 years of the grant, the shares will be forfeited. Interim amounts may vest in 25% increments upon achievement of 25%, 50%, 75% and 100% of the target performance objectives.

(5)	Shares will vest ratably on November 10, 2008, 2009 and 2010.

(6)	Shares will vest ratably on November 8, 2009, 2010 and 2011.

(7)	Shares will vest ratably on November 7, 2010, 2011 and 2012.

(8)	Awards will expire on November 7, 2011, if the vesting requirements are not met. See note (4) above.

Fiscal 2007 Option Exercises and Stock Vested

This table provides information on option exercises and the vesting of shares of restricted stock or performance shares for each of the named executive officers during fiscal year 2007.

	Option Awards		Stock Awards
	Number of	Value Realized	Number of
	Shares Acquired	on	Shares Acquired	Value Realized
	on Exercise	Exercise	on Vesting(1)	on Vesting(2)
Name	(#)	($)	(#)	($)

Stanley Dempsey	3,900	$28,392	7,500	$201,600
Tony Jensen	—	$—	15,000	$403,200
Stefan Wenger	—	$—	7,500	$201,600
Karen P. Gross	—	$—	8,750	$235,200
William Heissenbuttel	—	$—	1,875	$50,400

(1)	Amounts shown represent performance shares that vested on May 16, 2007, as approved by the Compensation, Nominating and Corporate Governance Committee, due to the Company achieving certain performance objectives. The Company settles vested performance shares with shares of the Company’s common stock.

(2)	Value realized is based on the closing price of the Company’s common stock on NASDAQ Global Select Market on the vesting date of $26.88.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Employment Agreements

Each of the employment agreements with Messrs. Dempsey, Kirchhoff Wenger and Heissenbuttel and Ms. Gross provide post-termination benefits and benefits upon a change of control. Pursuant to each of the employment agreements, in the event of an “Involuntary Termination,” including as a result of voluntary termination by the employee for “Good Reason” after a “Change of Control,” as such terms are defined therein, the Company will pay salary and provide employee benefits, including life, heath and disability coverage, to the employee for a one year period from the date of the termination. If employment is terminated for death or disability, the Company will continue to pay salaries for six months from the end of the month in which the termination takes place. No excise tax gross-ups are provided for in the employment agreements. The table below describes the estimated payments to each of Messrs. Dempsey, Kirchhoff Wenger and Heissenbuttel and Ms. Gross pursuant to his or her respective employment agreement upon Involuntary Termination or termination upon death or disability. Mr. Kirchhoff is not a named executive officer.

2004 Omnibus Long-Term Incentive Plan

The Company’s LTIP provides that in the event of an “Involuntary Termination” in connection with a “Corporate Transaction,” as such terms are defined therein and including a change of control in the Company, all outstanding shares of restricted stock, performance shares and stock options will be immediately vested. The Company’s LTIP also provides that all unvested shares of restricted stock will become immediately vested upon a termination, other than for cause, after 15 years of service. The table below shows for each of the named executive officers the quantitative effects of accelerated vesting of outstanding shares of restricted stock and stock options upon a change of control assuming a Corporate Transaction was consummated on June 29, 2007, the last trading day of fiscal year 2007. The closing price of the Company’s common stock on the NASDAQ Global Select Market on June 29, 2007, was $23.77.

1999 Equity Incentive plan

The Company no longer grants awards under the 1999 Equity Incentive Plan. All outstanding equity awards under the 1999 Equity Incentive Plan are fully vested and would not be affected by acceleration or other provisions intended to provide accelerated benefits upon termination or a change of control.

	Employment Agreement
			Termination for
	Involuntary Termination		Death or Disability	2004 LTIP
	Salary	Benefits	Salary(2)	Restricted Stock	Stock Options(1)

Stanley Dempsey	$180,000	$16,526	$330,000	$—	$227,125
Tony Jensen	$—	$—	$—	$1,129,075	$295,200
Stefan Wenger	$155,000	$23,264	$305,000	$623,963	$95,437
Karen P. Gross	$155,000	$16,526	$305,000	$415,975	$1,083,448
William Heissenbuttel	$150,000	$16,526	$300,000	$118,850	$—

(1)	Does not include stock options that were out of the money as of June 29, 2007, the last trading day of fiscal year 2007.

(2)	Includes $150,000 in life insurance proceeds, pursuant to life insurance benefits provided by the Company.

Equity Compensation Plan Information

The following table sets forth information concerning shares of common stock that are authorized and available for issuance under the Company’s equity compensation plans as of June 30, 2007.

Number of
Securities
Remaining
Available
for Future
	Number of			Issuance
	Securities to		Weighted-	Under Equity
	be Issued Upon		Average	Compensation
	Exercise of		Exercise Price	Plans (Excluding
	Outstanding		of Outstanding	Securities Reflected
	Options, Warrants		Options, Warrants	in Column
	and Rights		and Rights	(a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by stockholders(1)	579,214	(2)	$17.57	314,692
Equity compensation plans not approved by stockholders(3)	—		—	—
Total	579,214		$17.57	314,692

(1)	Includes shares available for future issuance under the Company’s Omnibus Long-Term Incentive Plan.

(2)	Does not include 144,000 shares of restricted stock outstanding pursuant to the equity compensation plan.

(3)	The Company does not maintain equity compensation plans that have not been approved by its stockholders.

DIRECTORS’ COMPENSATION

Royal Gold’s compensation for non-employee directors is designed to link rewards to business results and stockholder returns. The Company does not have a retirement plan for non-employee directors. Executive officers who are also directors are not paid additional compensation for their services on the Board.

The Compensation, Nominating and Corporate Governance Committee is responsible for evaluating and recommending to the independent members of the Board the compensation for non-employee directors. The independent members of the Board make final compensation decisions. As part of the Committee’s engagement of Frederic W. Cook’s services in August 2006 and July 2007 to evaluate Royal Gold’s compensation package for executives, the Committee also asked Frederick W. Cook to evaluate the competitiveness of the compensation package for Royal Gold’s non-employee directors. The studies reviewed annual cash retainers, fees for attending board and committee meetings, fees for committee membership, and an annualized present value of equity compensation. The August 2006 study and the July 2007 study found that compensation for non-employee directors was competitive with the benchmark peer group but some slight improvements should be considered.

Based on those studies and the increased business demands of the Company, the Board of Directors modified the non-employee directors’ compensation as follows: annual retainer increased to $20,000, meeting fees increased to $1,000 per meeting attended either in person or via telephone, fee paid to the Chairman of the Audit Committee increased to $6,000 per year, fee paid to the Chairman of the Compensation, Nominating and Corporate Governance Committee increased to $4,000 per year, and committee meeting fees increased to $750 per meeting attended either in person or via telephone. The Board of Directors also determined to cease awarding stock options to non-employee directors, but to increase annual grants of restricted stock from 1,250 shares to 2,500 shares. Half of these restricted shares will vest immediately upon grant and the other half will vest on the first anniversary of the grant date. A new policy was also implemented to require non-employee directors to own a minimum of 10,000 shares of the Company’s common stock. There is no time frame in which the directors must meet these ownership targets. Messrs. Goth, Howell, Marcus, Stuckert and Worth have met the ownership target.

Cash Compensation

For fiscal year 2007, each non-employee director of the Company received an annual fee of $15,000 for service as a director, and an additional $700 for each Board of Directors’ meeting attended, either in person or via telephone. The Chairman of the Audit Committee and the Chairman of the Compensation, Nominating and Corporate Governance Committee each received an annual fee of $2,000 for their service as chairman of their respective committees, and each member of the Audit Committee and Compensation, Nominating and Corporate Governance Committee received $500 for each meeting attended, either in person or via telephone.

Equity Compensation

Each non-employee director was granted non-qualified stock options and shares of restricted stock in November 2006. The exercise price of each option is based on the closing price of the Company’s common stock on the NASDAQ Global Select Market on the date of grant. Options have a ten-year term. In fiscal year 2007, 2,500 stock options, at an exercise price of $29.20 per share, and 1,250 shares of restricted stock were granted to each non-employee director. Half of the options and shares of restricted stock vested immediately upon grant and the remaining half of the options and shares of restricted stock will vest on the first anniversary of the grant date. Beginning in fiscal year 2008, the Company will no longer grant stock options to non-employee directors but will increase the amount of shares of restricted stock granted.

Expenses

Non-employee directors are reimbursed for all out-of-pocket expenses incurred in connection with the business and affairs of the Company.

Fiscal 2007 Directors Compensation

The following table provides information regarding the compensation of the Company’s non-employee directors in fiscal year 2007. Amounts shown for each director vary due to service on committees or as committee chairs for all or a portion of the year. The annual retainer for fiscal year 2007 is paid in cash on a quarterly basis.

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards(1)	Awards(2)	Compensation	Total
Name	($)	($)	($)	($)	($)

John W. Goth	$29,500	$35,309	$34,396	—	$99,204
M. Craig Haase(3)	$—	$—	$—	—	$—
S. Oden Howell	$21,000	$35,309	$34,396	—	$90,704
Merritt Marcus	$20,250	$35,309	$34,396	—	$89,954
Edwin W. Peiker(4)	$22,250	$35,309	$34,396	—	$126,954
James Stuckert	$29,250	$35,309	$34,396	—	$98,954
Donald Worth	$25,500	$35,309	$34,396	—	$95,204

(1)	The amounts shown represent the aggregate fair value of shares of restricted stock for continued service recognized during fiscal year 2007 for financial statement reporting purposes in accordance with SFAS 123R. Refer to Note 8 to the Company’s Consolidated Financial Statements contained in the Company’s 2007 Annual Report on Form 10-K for a discussion of the valuation of the restricted stock awards. In accordance with SFAS 123R, the grant date fair value for restricted stock awards was $29.20. Restricted stock awards related to continued service for non-employee directors vest 50% immediately upon grant and 50% on the first anniversary of the grant. As of June 30, 2007, Messrs. Goth, Howell, Marcus, Peiker, Stuckert and Worth each owned, in the aggregate, 625 shares of restricted stock. Mr. Haase was not a director of the Company as of June 30, 2007.

(2)	Amounts shown reflect amounts of stock option awards recognized during fiscal year 2007 for financial statement reporting purposes in accordance with SFAS 123R, using the Black-Scholes option-pricing model. Refer to Note 8 to the Company’s Consolidated Financial Statements contained in the Company’s 2007 Annual Report on Form 10-K for a discussion of assumptions made in the valuation of stock option awards. In accordance with SFAS 123R, the grant date fair value for stock options awards was $13.94. Stock option awards for non-employee directors vest 50% immediately upon grant and 50% on the first anniversary of the grant. As of June 30, 2007, Messrs. Goth, Howell, Marcus, Peiker, Stuckert and Worth each owned, in the aggregate, 42,500, 37,500, 37,500, 32,500, 37,500 and 17,500 stock options, respectively. Mr. Haase was not a director of the Company as of June 30, 2007.

(3)	Mr. Haase joined the Board of Directors after fiscal year 2007, effective July 25, 2007.

(4)	Mr. Peiker retired from the Board of Directors after fiscal year 2007, effective July 25, 2007. All of Mr. Peiker’s shares of restricted stock and unvested stock options were forfeited upon his retirement. Mr. Peiker’s vested stock options are exerciseable within 90 days following the effective date of his retirement and will be forfeited if not exercised within that period.

PROPOSAL 2.

ADOPTION OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION
INCREASING THE AUTHORIZED SHARES OF COMMON STOCK

On August 23, 2007, the Board of Directors unanimously adopted a resolution approving, and recommending for shareholder approval, an amendment to the Company’s Certificate of Incorporation increasing the authorized shares of common stock, par value $.01 per share, to 100,000,000 shares. The Company’s Certificate of Incorporation currently authorizes the Company to issue 40,000,000 shares of common stock. Such increase in the number of authorized shares of common stock would become effective by restating Article Fourth(a) of the Company’s Certificate of Incorporation to read as follows:

“FOURTH. (a) The total number of shares of stock which the corporation shall have authority to issue is 110,000,000 shares, consisting of (i) 100,000,000 shares of common stock, each share having a par value of $.01 and (ii) 10,000,000 shares of preferred stock, each share having a par value of $.01.”

If approved by the stockholders of the Company, the proposed amendment will become effective when it is filed with the Delaware Secretary of State.

The increase in authorized shares of common stock is recommended by the Board of Directors to provide a sufficient reserve of such shares for the present and future needs of the Company. The Board of Directors believes that the availability of additional shares of Common Stock for possible issuance in connection with future acquisitions of properties or businesses, or for future financing needs is necessary for the continued expansion of the Company’s business through acquisitions of properties or businesses. This increase could save the Company the expense and delay of having to hold a special shareholders’ meeting when a specific need arises. These shares of authorized common stock would be available for issuance in the future, from time to time, by action of the Board of Directors without further shareholder approval, unless otherwise required by applicable law or the listing requirements of the NASDAQ Stock Market and for such consideration as our Board of Directors may determine and as may be permitted by applicable law.

Royal Gold is engaged in the business of acquiring and managing precious metals royalties. As part of its announced business model to make acquisitions, Royal Gold has used common stock to raise the financing for acquisitions and as consideration in acquisition transactions. Royal Gold continually has several acquisition opportunities under active review at any one time. Royal Gold currently has acquisition opportunities in various stages of active review, including, for example, engagement of consultants and advisors to analyze particular opportunities, analysis of technical, financial and other confidential information, submission of indications of interest and participation in preliminary discussions. Royal Gold could enter into one or more acquisition transactions in which it may issue shares of its common stock at any time. Except in connection with employee benefits, equity incentive plans and pursuant to the Amended and Restated Agreement and Plan of Merger with Battle Mountain Gold Exploration Corp., the Company’s management has no agreements, arrangements or understandings, at the current time, to issue additional shares of common stock for any purposes.

The additional shares of common stock would be identical to the shares of common stock now authorized and outstanding, and this proposal would not affect the rights of holders of common stock. Any issuances of additional shares of common stock, however, could adversely affect the existing holders of shares of common stock by diluting their ownership, voting power and earnings per share with respect to such shares. The holders of the Company’s common stock do not have pre-emptive rights to purchase any shares of authorized capital stock of the Company.

The proposed increase in the number of shares of common stock the Company is authorized to issue is not intended to inhibit a change in control of the Company, and the Company does not intend to use such additional shares for anti-takeover purposes. However, the availability for issuance of additional shares of common stock could discourage, or make more difficult, efforts to obtain control of the Company. The Board of Directors is not currently aware of any attempt to take over or acquire the Company.

Vote Required for Approval.  The affirmative vote of a majority of the shares that are represented and entitled to vote at a meeting at which a quorum is present is required to adopt the proposed amendment to the Certificate of Incorporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADOPT AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION INCREASING THE AUTHORIZED SHARES OF COMMON STOCK.

AUDIT COMMITTEE AND RELATED MATTERS

The information contained in the following Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into a future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Audit Committee Report

The Company’s Audit Committee is comprised of three members who are “independent” within the meaning of such term under Rule 4200(a)(15) of the NASD listing standards and the meaning of such term under the Sarbanes-Oxley Act of 2002 and regulations promulgated under the Act. Each member of the Audit Committee is able to read and understand fundamental financial statements and at least one member has past employment experience in finance or accounting or other comparable experience. The Audit Committee actively oversees the Company’s financial condition and results of operations. The main function of the Audit Committee is to ensure that effective accounting policies are implemented and that internal controls are put in place in order to deter fraud, anticipate financial risks and promote accurate, high quality and timely disclosure of financial and other material information to the public markets, the Board of Directors and the stockholders. The Audit Committee also reviews and recommends to the Board of Directors the approval of the annual financial statements and provides a forum, independent of management, where the Company’s independent registered public accounting firm can communicate any issues of concern.

The independent members of the Audit Committee believe that the present composition of the Committee accomplishes all of the necessary goals and functions of an audit committee as recommended by the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees and adopted by the U.S. stock exchanges and the Securities and Exchange Commission. The Board of Directors has adopted an amended and restated charter for the Audit Committee. The Audit Committee Charter is available on the Company’s web site at www.royalgold.com. The amended Charter specifies the scope of the Audit Committee’s responsibilities and how it should carry out those responsibilities.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2007, with the Company’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with the Company.

Based on the review and discussions with the Company’s auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, for filing with the U.S. Securities and Exchange Commission.

This Report has been submitted by the following members of the Audit Committee of the Board of Directors:

James W. Stuckert, Chairman
John W. Goth
Donald Worth

Independent Registered Public Accountants

The Audit Committee has selected PricewaterhouseCoopers LLP to continue as the Company’s independent registered public accountants to audit financial statements of the Company for the fiscal year ending June 30, 2008. Fees for services rendered by PwC for the fiscal years ended June 30, 2007 and June 30, 2006 are as follows:

Audit Fees.  Fees were $719,970 and $342,121 for the years ended June 30, 2007 and 2006, respectively. Included in this category are fees associated with the audit of the Company’s annual financial statements and review of quarterly statements, issuance of consents, comfort letter and procedures, and review of documents filed with the Securities and Exchange Commission. Audit fees also include fees associated with the audit of management’s assessment and operating effectiveness of the Sarbanes Oxley Act, Section 404, internal control reporting requirements.

Audit-Related Fees.  Fees were $0 and $6,800 for the years ended June 30, 2007 and 2006, respectively. Audit-related services, for the fiscal years ended June 30, 2007 and 2006, include accounting consultations.

Tax Fees.  Fees were $0 and $0 for the years ended June 30, 2007 and 2006, respectively. Fees for tax services include tax compliance, tax advice and tax planning.

All Other Fees.  Fees were $1,616 and $0 for the years ended June 30, 2007 and 2006, respectively. All other fees for the fiscal year ended June 30, 2007, include the Company’s annual subscription to PricewaterhouseCoopers LLP on-line accounting research product.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval for all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve certain permitted services, provided that the Chairman reports any such decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all of the services described above for the Company’s 2007 fiscal year.

PROPOSAL 3.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee and the Board of Directors are seeking stockholder ratification of its appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 2008.

The ratification of the appointment of PricewaterhouseCoopers LLP is being submitted to the stockholders because the Audit Committee and the Board of Directors believes this to be good corporate practice. Should the stockholders fail to ratify this appointment, the Audit Committee will review the matter.

Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and will have an opportunity to respond to appropriate questions from the stockholders.

Vote Required for Approval.  The affirmative vote of a majority of the shares that are represented and entitled to vote at a meeting at which a quorum is present is required to ratify the appointment of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF THE COMPANY.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his own judgment on such matters.

Stockholder Proposals

Stockholder proposals intended to be presented at the 2008 Annual Meeting of Stockholders and to be included in the Company’s proxy materials for the 2008 Annual Meeting of Stockholders must be received by the Company at its principal executive office in Denver, Colorado, by June 18, 2008, if such proposals are to be considered timely and included in the proxy materials. The inclusion of any Stockholder proposal in the proxy materials for the 2008 Annual Meeting of Stockholders will be subject to applicable rules of the Securities and Exchange Commission.

Stockholders may present proposals that are proper subjects for consideration at the annual meeting even if the proposal is not submitted by the deadline for inclusion in the proxy materials. To do so, the proposal must be received not less than 90 but no more than 120 days prior to the date of the 2008 Annual Meeting of Stockholders; provided, however, that if notice or public disclosure of the date of the 2008 Annual Meeting of Stockholders is not made at least 100 days prior to the date of the meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the date the notice of the 2008 Annual Meeting of Stockholders was mailed or public disclosure was made.

Proxies for the 2008 Annual Meeting of Stockholders will confer discretionary authority to vote with respect to all proposals of which the Company does not receive proper notice by September 1, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

Karen P. Gross
Vice President & Corporate Secretary
Denver, Colorado
October 15, 2007

Upon the written request of any record holder or beneficial owner of Common Stock entitled to vote at the Annual Meeting, the Company will provide, without charge, a copy of its Annual Report on Form 10-K including financial statements and any required financial statement schedules, as filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2007. Requests for a copy of the Annual Report should be mailed, faxed, or sent via e-mail to Karen P. Gross, Vice President & Corporate Secretary, Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202-1132, 303-595-9385 (fax), or kgross@royalgold.com.

PROXY	PROXY
ROYAL GOLD, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Stanley Dempsey and Tony Jensen, or either of them, as attorneys, agents and proxies each with full power of substitution to vote, as designated below, all the shares of Common Stock of Royal Gold, Inc. held of record by the undersigned on September 26, 2007, at the Annual Meeting of Stockholders of Royal Gold, Inc. (the “Meeting”) which will be held on November 7, 2007, at the Oxford Hotel, Sage Room, 1600 Seventeenth Street, Denver, Colorado, at 9:30 A.M., Mountain Standard Time, or at any postponement or adjournment thereof.
The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.
1.	PROPOSAL to elect as Class II Directors for a term of three years (term to expire in 2010) or until each such Director’s successor is elected and qualified, each of the following nominees:

FOR all nominees listed (except as marked to the contrary)

WITHHOLD authority to vote for all nominees listed

James Stuckert	Merritt Marcus
INSTRUCTION: To withhold authority to vote for any single nominee, draw a line through the nominee’s name above.
2.	PROPOSAL to adopt an amendment to the Company’s Certificate of Incorporation increasing the authorized shares of Common Stock from 40,000,000 to 100,000,000.

FOR ☐ AGAINST ☐ ABSTAIN ☐
3.	PROPOSAL to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the fiscal year ending June 30, 2008.

FOR ☐ AGAINST ☐ ABSTAIN ☐

In their discretion, the Proxies are also authorized to vote all of the shares of the undersigned upon such other business as may properly come before the Meeting. Management and Directors are not currently aware of any other matters to be presented at the Meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

The undersigned acknowledges receipt of this Proxy and a copy of the Notice of Annual Meeting and Proxy Statement, dated October 15, 2007.

Dated

(Signature)

(Signature if Held Jointly)

Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please sign, date and return this Proxy promptly.